As filed with the Securities and Exchange Commission on January 13, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES EXCHANGE ACT OF 1934

Cameron International Corporation
______________________________________________
(Exact Name of Registrant as Specified in its Charter)

Delaware ___________________ (State or other jurisdiction of incorporation)	76-0451843 ___________________ (I.R.S. Employer Identification No.)

1333 West Loop South, Suite 1700, Houston, Texas ________________________________________	77027 _______________
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(713) 513-3300

CAMERON INTERNATIONAL CORPORATION DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
CAMERON INTERNATIONAL CORPORATION NONQUALIFIED DEFERRED COMPENSATION PLAN
 (Full title of the plans)

William C. Lemmer
Senior Vice President and General Counsel
Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
(Name and address of agent for service)

(713) 513-3300
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Deferred Compensation Obligations	$ 2,000,000	100%	$ 2,000,000	$ 78.60

___________________________________________________________________________________________

(1)
The Deferred Compensation Obligations are unsecured obligations of Cameron International Corporation to pay deferred compensation in the future in accordance with the terms of the Cameron International Corporation Deferred Compensation Plan for Non-Employee Directors (the “Director Plan”) and the Cameron International Corporation Nonqualified Deferred Compensation Plan for a select group of eligible employees (the “Employee Plan,” and together with the Director Plan, the “Plans”).

(2)
The amount to be registered is estimated solely for purposes of calculating the registration fee and includes such indeterminate number of shares of the Registrant’s Common Stock as may be issued at indeterminate prices from time to time as one of the various investment options for participants in the Plans.

PART II

INFORMATION REQUIRED IN THIS REGISTRAITON STATEMENT

ITEM 3.                       INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which we have filed with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

(a)	Annual Report on Form 10-K for the year ended December 31, 2007.

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, and September 30, 2008.

(c)
Current Reports on Form 8-K, filed on January 7, 2008, January 8, 2008, January 28, 2008, January 31, 2008, February 4, 2008, February 27, 2008, March 17, 2008, April 16, 2008, May 1, 2008, May 2, 2008, May 16, 2008, June 20, 2008, June 26, 2008, June 27, 2008, July 18, 2008, July 28, 2008, July 30, 2008, August 22, 2008, October 3, 2008, and October 30, 2008.

(d)
The description of our common stock, preferred stock and preferred stock purchase rights contained in the registration statement on Form 8-A, filed on October 3, 2007, and any amendment or report filed for the purpose of updating such description.

All reports subsequently filed by Cameron International Corporation (the “Company”) and the Plans pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934 (other than, in each case, reports deemed to have been furnished and not filed in accordance with the rules of the SEC) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 5.                      INTERESTS OF NAMED EXPERTS AND COUNSEL.

The opinion as to the legality of the securities registered hereunder is being given by William C. Lemmer, Senior Vice President and General Counsel of the Company.  Mr. Lemmer is eligible to participate in the Company’s Nonqualified Deferred Compensation Plan.

ITEM 6.                       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Statutory Indemnification.  Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

In a suit brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceedings, as well as to expenses (including attorneys’ fees).

The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

Our Amended Certificate of Incorporation (the “Certificate”) and bylaws require us to indemnify our directors and officers to the fullest extent permitted under Delaware law, and to implement provisions pursuant to contractual indemnity agreements we have entered into with our directors and executive officers. The Certificate limits the personal liability of a director to us or our stockholders to damages for breach of the director’s fiduciary duty.  We have purchased insurance on behalf of our directors and officers against certain liabilities that may be asserted or incurred by such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws.  We have also entered into indemnity agreements with our directors and officers whereby we have agreed to indemnify the directors and officers to the extent permitted by Delaware law.

Section 102(b)(7) of the DGCL ("Section 102(b)") authorizes corporations to limit or to eliminate the personal liability of directors to corporations or their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate limits the liability of our directors to us or our stockholders to the fullest extent permitted by Section 102(b). Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. In the view of the SEC, the limitation of monetary liability pursuant to state law does not apply to liabilities under the federal securities laws.

Contractual Indemnification.  We have entered into indemnification agreements with each of our directors, executive officers and certain other designated officers under which we have agreed to indemnify and advance expenses to each indemnitee as provided in the indemnification agreements to the fullest extent permitted by applicable law.

In general, each indemnitee is entitled to the rights of indemnification if by reason of the indemnitee’s corporate status he is or is threatened to be made a party to or a participant in any threatened, pending or completed proceeding.  Subject to certain conditions, we must indemnify the indemnitee against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful.

In the case of a proceeding by us, no indemnification against expenses will be made in respect of any claim as to which the indemnitee shall have been adjudged to be liable to us or if applicable law prohibits the indemnification.  Nonetheless, if applicable law permits indemnification against expenses, indemnification will be made if and to the extent that the court in which the relative proceeding is pending shall so determine.

If an indemnitee is not wholly successful in defense of a proceeding, but is successful on the merits or otherwise as to one or more but not less than all claims, we will indemnify the indemnitee against all expenses actually and reasonably incurred by him or on his behalf in connection with each such claim as to which the indemnitee was successful on the merits or otherwise.  An indemnitee will be successful on the merits or otherwise if, among other things, (i) the claim was terminated by withdrawal or dismissal with or without prejudice; (ii) a claim was terminated without any express finding of liability or guilt against the indemnitee with or without prejudice; or (iii) 120 days expires after the making of a claim or threat without the institution of the claim or threat, or settlement of a claim as to which the indemnitee pays less than $200,000.

In no event is an indemnitee entitled to indemnification with respect to a claim to the extent applicable law prohibits the indemnification, or an admission is made by the indemnitee in writing to us, or final nonappealable determination is made in a proceeding that the standard for conduct for indemnification under the indemnification agreement has not been met.

Indemnitees also are entitled to indemnification if they are required to appear as a witness in any proceeding.

We must advance all reasonable expenses incurred by or on behalf of an indemnitee in connection with a proceeding within ten days after our receipt of a statement from the indemnitee requesting the advance, whether before or after the final disposition of the proceeding.  The indemnitee must repay amounts advanced only if and to the extent it is ultimately determined by a final nonappealable adjudication or arbitration decision that the indemnitee is not entitled to be indemnified against the expenses.

The indemnification agreement also contains detailed procedures for determination of entitlement to indemnification and remedies for an indemnitee if it is determined that an indemnitee is not entitled to indemnification.

If indemnification provided for in the indemnification agreement is held by a court to be unavailable to an indemnitee for any reason other than the indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, or with respect to a criminal proceeding, that the indemnitee had no reasonable cause to believe his conduct was unlawful, we are required to contribute to the amount of expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by the indemnitee, in such proportion as is appropriate to reflect the relative benefits received by the indemnitee and the relative fault of the indemnitee versus the other defendants or participants in connection with the action or inaction that resulted in the expenses, judgments, penalties, fines and amounts paid in settlement, as well as any other relevant equity considerations.

ITEM 8.	EXHIBITS.
4.1

Form of Rights Agreement, dated as of October 1, 2007, between Cameron International Corporation and Computershare Trust Company, N.A., as Rights Agent, filed as Exhibit 4.1 to the Company’s Form 8-A filed on October 3, 2007, and incorporated herein by reference.

* 4.2
Form of Rights Agreement, dated as of October 1, 2007, between Cameron International Corporation and Computershare Trust Company, N.A., as Rights Agent, filed as Exhibit 4.1 to the Company’s Form 8-A filed on October 3, 2007, and incorporated herein by reference.

* 5.1	Opinion of William C. Lemmer, Vice President, General Counsel and Secretary of the Company.
*23.1	Consent of William C. Lemmer (contained in his opinion filed as Exhibit 5.1 hereto).
*23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
*24.1	Powers of Attorney (included on signature page).
_________
*Filed herewith

ITEM 9.                       UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 13th day of January, 2009.

CAMERON INTERNATIONAL CORPORATION (Registrant)
By: /s/ Jack B. Moore
Jack B. Moore
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Jack B. Moore and William C. Lemmer as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign any amendments (including post-effective amendments) to this registration statement and to each registration statement amended hereby, and to file the same, with all exhibits and other related documents, with the Securities and Exchange Commission, with full power and authority to perform any necessary or appropriate act in connection with the amendment(s).

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the indicated capacities on January 13, 2009:

Signature	Title
/s/ Jack B. Moore Jack B. Moore	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ Charles M. Sledge Charles M. Sledge	Senior Vice President and Chief Financial Officer (Principal Executive Officer)
/s/ Sheldon R. Erikson Sheldon R. Erikson	Chairman of the Board of Directors
/s/ Nathan M. Avery Nathan M. Avery	Director
/s/ C. Baker Cunningham C. Baker Cunningham	Director
/s/ Peter J. Fluor Peter J. Fluor	Director
/s/ Douglas L. Foshee Douglas L. Foshee	Director
/s/ Michael E. Patrick Michael E. Patrick	Director
/s/ David Ross III David Ross III	Director
/s/ Bruce W. Wilkinson Bruce W. Wilkinson	Director

EXHIBIT INDEX

Exhibit Number	Description	Sequential Page No.

4.1
Form of Rights Agreement, dated as of October 1, 2007, between Cameron International Corporation and Computershare Trust Company, N.A., as Rights Agent, filed as Exhibit 4.1 to the Company’s Form 8-A filed on October 3, 2007, and incorporated herein by reference.

* 4.2	Cameron International Corporation Nonqualified Deferred Compensation Plan.
* 5.1	Opinion of William C. Lemmer, Vice President, General Counsel and Secretary of the Company.
*23.1	Consent of William C. Lemmer (contained in his opinion filed as Exhibit 5.1 hereto).
*23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
*24.1	Powers of Attorney (included on signature page).

_________
*Filed herewith